Exhibit 2.3

AMENDMENT NO. 1 TO
PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement (this “Amendment”) is entered into as of October 2, 2017 by and between McKesson Corporation, a Delaware corporation (“MCK”) and Allscripts Healthcare, LLC, a North Carolina limited liability company (“Purchaser”). Each of MCK and Purchaser, a “Party” hereto and, together, the “Parties” hereto.

RECITALS

WHEREAS, MCK and Purchaser have entered into that certain Purchase Agreement, dated as of August 1, 2017 (the “Agreement”), relating to the purchase by Purchaser of the EIS Business (as defined in the Agreement);

WHEREAS, capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Agreement; and

WHEREAS, each of the Parties desires to amend the Agreement as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth below, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

A.Amendment of the Agreement.  The Agreement is hereby amended as follows:

(1)Section 1.2(e) and Section 1.2(f) of the Agreement, and the definition of “Purchaser Target Adjustments” in Annex A-1 of the Agreement, are hereby deleted in their entirety.

(2)Section 5.3(a) of the Agreement is hereby amended to read in its entirety as follows:

Purchaser will, for the period of twelve (12) months following the Closing Date, provide (i) each EIS Employee (other than an Inactive EIS Employee) who continues employment with Purchaser or an Affiliate of Purchaser (including the U.S. Acquired Company) following the Closing Date and (ii) each Inactive EIS Employee who becomes an employee of Purchaser or an Affiliate of Purchaser (including the U.S. Acquired Company) pursuant to this Section 5.3(a) (each of (i) and (ii), a “Continuing Employee”), with (A) a base salary or base wage rate (as applicable), (B) a target cash bonus opportunity, (C) severance benefits and (D) employee benefits which are substantially comparable in the aggregate to those made available to such Continuing Employee as of immediately prior to the Closing.  Effective no later than the day immediately preceding the Closing Date, the employment of each Inactive EIS Employee shall be transferred to Seller Parent or one of its Affiliates (other than one of the Acquired Companies).  Upon the Closing, the Acquired Companies shall not employ any Inactive EIS Employees.  Purchaser shall, or shall cause an Affiliate of Purchaser (including the U.S. Acquired Company) to offer employment to each Inactive EIS Employee on terms and conditions consistent with this Section 5.3 when such Inactive EIS Employee presents himself or herself to Seller Parent or one of its Affiliates for active employment and Seller Parent provides written notice to Purchaser, so long as such return occurs on or prior to the expiration of such Inactive EIS Employee’s leave of absence. Purchaser shall reimburse and indemnify Seller Parent and its Affiliates for all wage and fixed employment costs associated with such Inactive EIS Employee’s employment (excluding, for the avoidance of doubt, claims incurred and processed under McKesson’s health benefit plans) with, and in accordance with McKesson Leave of Absence policies, or termination of employment from, Seller Parent and its Affiliates during such period following the Closing Date through the earlier of (i) such Inactive EIS Employee’s commencement of employment with Purchaser or one of its Affiliates and (ii) the expiration of such Inactive EIS Employee’s leave of absence, which is in effect immediately prior to the Closing.

(3)Section 5.3(b) of the Agreement is hereby amended to read in its entirety as follows:

After the Closing (or, with respect to Inactive EIS Employees, such later date as such Inactive EIS Employee becomes a Continuing Employee in accordance with Section 5.3(a)), (i) EIS Employees will no longer be eligible to receive coverage or benefits under any Seller Employee Plan and each EIS Employee will cease participation in each Seller Employee Plan on the Closing Date (or, with respect to Inactive EIS Employees, such later date as such Inactive EIS Employee becomes a Continuing Employee in accordance with Section 5.3(a)), except as otherwise set forth in such Seller Employee Plan with respect to employees whose service with Seller Group or the Acquired Companies has terminated and (ii) any EIS Employee or other employee of the Seller Group or the Acquired Companies who is not a Continuing Employee will cease participation in the Acquired Company Employee Plans on the Closing Date, except as otherwise set forth in such Acquired Company Employee Plan with respect to employees whose service with Seller Group or the Acquired Companies has terminated.

(4)The following clause (g) is hereby added at the end of Section 5.3:

(g)  Seller Parent has caused or promptly after Closing shall cause the MIP Liabilities and any salaries or wages, in each case accrued as of the Closing, in respect of certain EIS Employees to be paid to the applicable EIS Employees through Seller Parent’s payroll provider and such MIP Liabilities, salaries and wages shall not be a Liability of Purchaser and there shall be no outstanding MIP Liabilities, salaries or wages with respect to EIS Employees following the payment contemplated under this Section 5.3(g).

(5)Annex A-3 of the Agreement is hereby amended and restated and replaced in its entirety with the Annex A-3 attached to this Amendment as Exhibit 1.

(6)The following definitions are hereby added to Annex 1 of the Agreement in the appropriate alphabetical location:

“Inactive EIS Employee” means any EIS Employee who, immediately preceding the Closing Date, is on a leave of absence (including, for the avoidance of doubt, such EIS Employees who are not actively at work and are receiving or are eligible to receive short-term or long-term disability, paid parental leave, or military leave benefits but not including an employee on vacation, bereavement, jury duty or other short-term leave that does not impact his or her status as an active employee).

“MIP” means the McKesson Corporation Management Incentive Plan.

(7) The following definitions in Annex A-1 of the Agreement are hereby amended to read in their entirety as follows:

“Current Liabilities” means the: (i) Accounts Payable, (ii) fifty (50%) of all current and non-current Liabilities for collected deferred revenue, and (iii) all other current liabilities of the Acquired Companies (including uncollected current deferred revenue calculated pursuant to Annex A-3), in each case determined in accordance with the accounting methodologies used in the Financial Information and Annex A-3. Notwithstanding the foregoing, “Current Liabilities” will not include Indebtedness, the Assumed Retention Bonuses, Severance Obligations, any Seller Transaction Expenses, any Tax liabilities, any MIP Liabilities or any accrued salaries or wages.

“Target Net Working Capital” means negative Net Working Capital of $47,521,430.01.

B.Authority.  Each Party represents and warrants that it has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder; and the execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate or limited liability company, as applicable, action.

C.Ratification.  The Agreement, as amended hereby, is ratified and confirmed and remains in full force and effect.

D.Entire Agreement. This Amendment (including the Exhibit hereto), the Agreement (as amended hereby), and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

E.Governing Law; Dispute Resolution; Waiver of Jury Trial.  The provisions of Article X of the Agreement (other than the first sentence of Section 10.01) are hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signatures Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first written above.

MCKESSON CORPORATION

By:/s/ John Saia _______________________

Name: John Saia

Title: Corporate Secretary

ALLSCRIPTS HEALTHCARE, LLC

By:/s/ Rick Poulton ____________________

Name:  Rick Poulton

Title:  President